EXHIBIT 21

CONMED Corporation
Subsidiaries of the Registrant

Name	State or Country of Incorporation

Aspen Laboratories, Inc.	Colorado
CONMED Andover Medical, Inc.	New York
CONMED Endoscopic Technologies, Inc.	Massachusetts
CONMED Italia SrL	Italy
CONMED Receivables Corporation	New York
CONMED Linvatec Australia Pty. Ltd	Australia
CONMED Linvatec (Beijing) Medical Appliances Company, Ltd	China
Consolidated Medical Equipment Company S.de r.L. de C.V.	Mexico
Consolidated Medical Equipment International, Inc.	New York
Envision Medical Corporation	California
GWH Limited Partnership	Florida
Largo Lakes I Limited Partnership	Florida
Linvatec Corporation	Florida
Linvatec Austria GmbH	Austria
Linvatec Biomaterials, Inc.	Pennsylvania
Linvatec Biomaterials, Ltd.	Finland
Linvatec Belgium S.A.	Belgium
Linvatec Canada ULC	Canada
Linvatec Denmark ApS	Denmark
Linvatec Deutschland GmbH	Germany
Linvatec Europe SPRL	Belgium
Linvatec Finland OY	Finland
Linvatec France S.A.R.L.	France
Linvatec Korea Ltd.	Korea
Linvatec Nederland B.V.	Netherlands
Linvatec Polska Sp. z.o.o	Poland
Linvatec Spain S.L.U.	Spain
Linvatec Sweden AB	Sweden
Linvatec U.K. Ltd.	United Kingdom